EXHIBIT 99.1

Gasco
------
Energy


For Release at 4:30 PM EDT on Thursday, August 17, 2006
               GASCO ENERGY ACQUIRES ADDITIONAL UINTA BASIN ASSETS


DENVER - (PR Newswire) - August 17, 2006 - Gasco Energy, Inc. (AMEX: GSX) today announced that it has acquired certain gathering assets and producing properties associated with the Riverbend Project in Utah's Uinta Basin for a cash purchase price of $4.875 million, plus settlement for production from effective date. The gathering assets and properties are located entirely within Gasco's existing Riverbend leasehold allowing the Company to further capitalize on economies of scale and operating efficiencies. The transaction closed on August 14, 2006, with an effective date of July 1, 2006.


The Company assigned a value of approximately $2,500,000 to the gathering assets, which include 21 miles of 4" to 8" mainline gathering pipelines. The acquired gathering assets should provide more timely and cost-effective tie-in of the existing Wilkin Ridge & West Desert systems to Gasco's Riverbend gas processing facility. Gasco now controls over 80 miles of mainline gathering and a 50 MMcf/d gas processing facility in the Riverbend Project.


Gasco previously announced an $80 million 2006 capital budget that included $5.0 million to connect its Wilkin Ridge and West Desert gathering systems to its Riverbend gas processing plant. The gathering lines acquired in this transaction may be tied into these systems at an estimated cost of $1.5 million, allowing the company to potentially realize a savings of $1.0 million versus amounts previously budgeted.


Also included in the acquisition are 24 oil and gas wells producing 850 thousand cubic feet equivalent per day (Mcfe/d) gross (680 Mcfe/d net). In the transaction, Gasco acquired approximately 1.6 billion cubic feet equivalent of proved reserves. The acquisition has no effect on gross acreage leasehold positions and a negligible effect on net acreage leasehold totals.


A number of the wells are producing oil and associated gas from the shallow Green River Formation. Some of the existing well pads will lend themselves to also be used as locations for deeper Spring Canyon (Blackhawk) wells which should yield savings on building a new drilling pad and access road of $50,000 to $100,000 per location.


Commenting on the  acquisition,  Gasco's CEO and President,  Mark Erickson said:
"Today's acquisition allows Gasco to add to assets in its core Riverbend operating area in a facile transaction that consists of buying out an industry partner's overlapping gathering and production assets. The gathering assets help to continue establishing critical mass in the Uinta Basin, while the existing well locations provide another opportunity to reduce total well costs. This acquisition furthers our commitment to best exploiting what we believe is a large resource base in the gas-rich Uinta Basin."


About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release,


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including,  without  limitation,   statements  regarding  the  Company's  future
financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove
correct  or  that  any  of  the  actions   that  are  planned   will  be  taken.
Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2005 Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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